                                                                EXHIBIT 5.2



              CONNECTICUT MUTUAL FINANCIAL SERVICES SERIES FUND I, INC.

                                    FORM OF
                              SUBADVISORY AGREEMENT

    AGREEMENT made as of the _____ day of _______________, 1996 by and among OppenheimerFunds, Inc., a Colorado corporation, (the "Investment Adviser"), and BEA Associates, a New York General Partnership (the "Subadviser").

    Connecticut Mutual Financial Services Series Fund I, Inc., a Maryland corporation (the "Company"), is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the
"1940  Act").   The  LifeSpan  Capital  Appreciation Portfolio (the
"Portfolio") is a series of the Company. The Investment Adviser and the Subadviser are investment advisers registered under the Investment Advisers Act of 1940 (the "Advisers Act").

    Pursuant to authority granted the Investment Adviser by the Company's Board of Directors and pursuant to the provisions of the Investment Advisory Agreement dated ______________, 1996, between the Investment Adviser and the Company, on behalf of the Portfolio, the Investment Adviser has selected the Subadviser to act as an investment subadviser of the Portfolio and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such investment subadviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Investment Adviser and the Company, on behalf of the Portfolio agree with the Subadviser as follows:

    1. The Subadviser will regularly provide the Portfolio with advice concerning the investment management of the High Yield Fixed Income portion of the Portfolio (the "Sub-Portfolio"), designated by the Investment Adviser. Such advice shall be consistent with the investment objectives and policies of the Portfolio as set forth in the Portfolio's Prospectus and Statement of Additional Information, and any investment guidelines or other instructions received in writing from the Investment Adviser. The Subadviser will determine what securities shall be purchased for the Sub-Portfolio, and what securities shall be held or sold by the Sub-Portfolio, subject always to the provisions of Section 9 hereof.

    The Investment Adviser shall oversee the management of the Sub-Portfolio by the Subadviser. The Investment Adviser shall manage directly, or by engaging other subadvisers, and the Subadviser shall not be responsible for the management of, any portion of the Portfolio not designated as part of the Sub-Portfolio. The Subadviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Portfolio, except as otherwise provided herein, as required by the Advisers Act as may be necessary for the Subadviser to supply to the Investment Adviser, the Company or the Company's Board of Directors the information required to be supplied under this Agreement. Any records required to be maintained shall be the property of the Company and shall be surrendered promptly to the Company upon request.

    In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Company, Portfolio or the Investment Adviser in any way or otherwise be deemed to be an agent of the Company, Portfolio or the Investment Adviser. The Subadviser will make its officers and employees available to meet with the Company's officers and Board of Directors at least quarterly on due notice to review the investments and investment program of the Sub-Portfolio in the light of current and prospective economic and market conditions.

    2. The Subadviser will bear its own costs of providing services hereunder. Other than as herein specifically indicated, the Subadviser shall not be responsible for the Portfolio's expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities. Specifically, the Subadviser will not be responsible for expenses of the Portfolio including, but not limited to, the following: legal expenses; auditing and accounting expenses; expenses of maintenance of the Portfolio's books and records relating to the Portfolio, including computation of the Portfolio's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues; fees of custodians, transfer agents, registrars or other agents; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Portfolio's shares; expenses of registering and qualifying Portfolio shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Portfolio shareholders; cost of stationery; costs of shareholders and other meetings of the Portfolio; traveling expenses of officers, Directors and employees of the Company or Portfolio, if any; fees of the Company's Directors and salaries of any officers or employees of the Company or Portfolio; and the Portfolio's pro rata portion of premiums on any fidelity bond and other insurance covering the Company, the Portfolio and their officers and Directors.

    The Portfolio shall reimburse the Subadviser for any such expenses or other expenses of the Portfolio, as may be reasonably incurred by such Subadviser on the Portfolio's behalf. The Subadviser shall keep and supply to the Portfolio and the Investment Adviser adequate records of all such expenses.

    3. For all investment management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, payable quarterly, as described in SCHEDULE A hereto. For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Portfolio shall have no responsibility for any fee payable to the Subadviser.

    In the event that the advisory fee payable by the Portfolio to the Investment Adviser shall be reduced as required by the securities laws or regulations of any jurisdiction in which the Portfolio's shares are offered for sale, the amount payable by the Adviser to the Subadviser shall be likewise reduced by a proportionate amount.

    4. In connection with the purchases or sales of portfolio securities on behalf of the Portfolio, neither the Subadviser nor any of its partners, directors, officers or employees will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Portfolio, other than as provided in this Agreement. The Subadviser, or its agent, shall arrange for the placing of all orders for the purchase and sale of securities for the Sub-Portfolio with brokers or dealers selected by the Subadviser, provided that the Subadviser shall not be responsible for payment of brokerage commissions. In the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to seek for the Portfolio the best execution available. Neither the Subadviser nor any affiliate of the Subadviser will act as principal or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the

Sub-Portfolio, other than compensation provided for in this Agreement or in the Investment Advisory Agreement of the Portfolio and such brokerage commissions as are permitted by the 1940 Act. If and to the extent authorized to act as broker in the relevant jurisdiction, the Subadviser or any of its affiliates may act as broker for the Sub-Portfolio in the purchase and sale of securities. The Subadviser agrees that all transactions effected through the Subadviser or brokers affiliated with the Subadviser shall be effected in compliance with Section 17(e) of the 1940 Act and written procedures established from time to time by the Board of Directors of the Company pursuant to Rule 17e-1 under the 1940 Act, as amended, copies of which shall be provided to the Subadviser by the Investment Adviser.

    5. It is also understood that it is desirable for the Portfolio that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at higher commissions to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Sub-Portfolio with such certain brokers, subject to review by the Company's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients. If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Sub-Portfolio, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Portfolio. The Subadviser's services to the Portfolio pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Subadviser may render investment advice, management and other services to others.

    Provided the investment objectives of the Portfolio are adhered to, and such aggregation is in the best interests of the Portfolio, the Subadviser may aggregate sales and purchase orders of securities held for the Sub-Portfolio with similar orders being made simultaneously for other funds managed by the Subadviser, if in the Subadviser's reasonable judgment, such aggregation is equitable and consistent with the Subadviser's fiduciary obligation to the Portfolio and shall result in an overall economic benefit to the Portfolio, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily.

    The Subadviser will advise the Portfolio's custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchases, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required. From time to time as the Board of Directors of the Company or the Investment Adviser may reasonably request, the Subadviser will furnish the Company's officers and to each of its Directors, at the Subadviser's expense, reports on portfolio transactions and reports on issues of securities held in the Sub-Portfolio, all in such detail as the Portfolio or the Investment Adviser may reasonably request.

    Subject to any other written instructions of the Investment Adviser, the Subadviser is hereby appointed the Investment Adviser's agent and attorney-in-fact on behalf of the Sub-Portfolio in its discretion to vote, tender or convert any securities in the Sub-Portfolio; to execute proxies, waivers, consents, account documentation, agreements, contracts and other instruments with respect to such securities and the assets of the Sub-Portfolio; to endorse, transfer or deliver such securities and to participate in or consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Subadviser shall not incur any liability to the Investment Adviser or the Sub-Portfolio by reason of any exercise of, or failure to exercise, any such discretion in the absence of wilful misfeasance, bad faith, or gross negligence.

    6. The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Subadviser whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Company, the Portfolio or its shareholders by reason of: (a) the Subadviser negligently causing the Sub-Portfolio to be in violation of any federal or state law, rule or regulation or any investment policy or restriction set forth in the Portfolio's prospectus or Statement of Additional Information or any written guidelines or instruction provided in writing by the Company's Board of Directors or the Investment Adviser, (b) the Subadviser negligently causing the Sub-Portfolio to fail to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") due to the Subadviser's failure to comply with the requirements set forth in the second paragraph of Section 9; or (c) the Subadviser's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; provided that, with respect to (a) and (b) above, the Subadviser shall be deemed not to have been negligent if it acts in reliance upon written reports provided by the Investment Adviser, the Company, the Portfolio, or any of their respective authorized agents.

    The Subadviser will indemnify the Investment Adviser to the fullest extent permitted by law against any and all loss, damage, judgment, fines, amounts paid in settlement and attorneys fees incurred by the Investment Adviser to the extent resulting, in whole or in part, from any of the Subadviser's acts or omissions specified in (a), (b) or (c) above or otherwise from the Subadviser's willful misfeasance, bad faith, or gross negligence, provided, however, that nothing herein contained will provide indemnity to the Investment Adviser for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

    7. This Agreement shall remain in force until ______________, 1998, and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Portfolio, is specifically approved at least annually by the vote of a majority of the Directors of the Company who are not interested persons of the Subadviser, the Investment Adviser or the Portfolio, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Directors or of a majority of the outstanding voting securities of the Portfolio. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules, regulations and interpretations thereunder. This Agreement may be terminated at any time without the payment of any penalty, (a) by the Company, by the Board of Directors, or by vote of a majority of the outstanding voting securities of the Portfolio, upon 60 days' written notice to the Adviser and Subadviser, (b) by the Investment Adviser, upon 60 days' written notice to the Portfolio and the Subadviser, or
(c) by the Subadviser, upon 90 days' written notice to the Portfolio and Investment Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

    8. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio and by the Board of Directors, including a majority of the Directors who are not interested persons of the Investment Adviser, the Subadviser or the Portfolio cast in person at a meeting called for the purpose of voting on such approval.

    It shall be the responsibility of the Subadviser to furnish to the Board of Directors of the Company such information as may reasonably be necessary in order for such Directors to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

    9. The Subadviser will conform its conduct in accordance with and will ensure that the Sub-Portfolio conforms with the Company's Articles of Incorporation and By-laws, each as amended from time to time, and the 1940 Act, as amended, other applicable laws, and to the investment objectives, policies and restrictions of the Portfolio as each of the same shall be from time to time in effect as set forth in the Portfolio's Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Investment Adviser, and subject, further, to such policies and instructions as the Board of Directors or the Investment Adviser may from time to time establish and deliver to the Subadviser.

    In addition, the Subadviser, taking into account only income and gains realized with respect to the Sub-Portfolio, will cause the Sub-Portfolio to comply with the requirements of: (a) Section 851(b)(2) of the Code regarding derivation of income from specified investment activities; (b) Section 851(b)(3) of the Code limiting gains from the disposition of securities and certain other investments held less than three months, in each case as if the Sub-Portfolio were a "regulated investment company" as defined in Section 851(a) of the Code; and Section 817(h) of the Code and the regulations pertaining thereto. The Subadviser shall not without the prior express written consent of the Investment Adviser: (a) invest Sub-Portfolio assets having a value exceeding five percent of the Portfolio's total (gross) assets in securities of one issuer; or (b) cause the Sub-Portfolio to acquire more than ten percent of the outstanding voting securities of any one issuer; or
(c) invest Sub-Portfolio assets in investments that are not cash, cash items (including receivables), Government securities, securities of other regulated investment companies, or other securities within the meaning of Section 851(b)(4) of the Code. For purposes of clauses (a) and (b) of the foregoing sentence the term "securities" shall exclude "Government securities" and "securities of other regulated investment companies" as each such term is used in Section 851(b)(4) of the Code.

    10. The Subadviser represents that it has reviewed the Registration Statement of the Company as filed with the Securities and Exchange Commission and represents and warrants that with respect to disclosure about the Subadviser or information relating directly or indirectly to the

Subadviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further represents and warrants that it is an investment adviser registered under the Advisers Act.

    11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

    13. Any notice given to the Subadviser by the Investment Adviser pursuant to the terms of this Agreement shall be deemed to have been given if provided in writing (including by telecopy or similar hard copy reproduction) and delivered or mailed, postpaid, to: BEA Associates, One Citicorp Center, 153 East 53rd Street, 57th Floor, New York, NY 10022.

    Any notice given to the Investment Adviser by the Subadviser, pursuant to the terms of this Agreement shall be deemed to have been given if provided in writing (including by telecopy or similar hard copy reproduction) and delivered to OppenheimerFunds, Inc., Two World Trade Center, New York, NY 10048-0203, Attention: General Counsel.

    14. It is understood and expressly stipulated that the Subadviser must look solely to the property of the Portfolio for the enforcement of any claims against the Portfolio and shall not look to or have recourse to the assets of the Company generally or any other series of the Company.

    15. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above, and effective as of ______________, 1996.

                                       OPPENHEIMERFUNDS, INC.



                                       By: __________________________


                                       Its: _________________________


                                       BEA ASSOCIATES, A General Partnership



                                       By: __________________________


                                       Its: _________________________

                                     SCHEDULE A
                                         TO
                                SUBADVISORY AGREEMENT


    The fee payable by the Investment Adviser to the Subadviser shall be at an annual rate equal to a percentage of the average daily Net Assets Under Management (as defined below) as follows:

              Annual Rate
              -----------

              .45% of the first $25 Million of such assets, .40% of the next $25 Millon of such assets, .35% of the next $50 Million of such assets, and .25% of such assets over $100 Million.

    For purposes of this Schedule A, Net Assets Under Management shall consist of the aggregated net assets of each Sub-Portfolio as follows:

    (a) the High Yield Sub-Portfolio of the CMIA LifeSpan Diversified Income Portfolio; (b) the High Yield Sub-Portfolio of the Series Fund I LifeSpan Diversified Income Portfolio; (c) the High Yield Sub-Portfolio of the CMIA LifeSpan Balanced Portfolio; (d) the High Yield Sub-Portfolio of the Series Fund I LifeSpan Balanced Portfolio; (e) the High Yield Sub-Portfolio of the CMIA LifeSpan Capital Appreciation Portfolio; and (f) the High Yield Sub-Portfolio of the Series Fund I LifeSpan Capital Appreciation Portfolio, in each case to the extent and for so long as the Subadviser also manages such assets.

    For purposes hereof, the value of net assets of the foregoing Sub-Portfolios and Portfolios shall be computed in the manner specified in the applicable Prospectuses and Statements of Additional Information for the computation of the value of the net assets in connection with the determination of net asset value of their shares. On any day that the net asset value determination is suspended as specified in the Prospectuses, the net asset value for purposes of calculating the subadvisory fee with respect to each of the aforementioned shall be calculated as of the date last determined.

             SCHEDULE OF OMITTED INVESTMENT SUBADVISORY AGREEMENTS


              Due to the substantial similarity of the investment subadvisory agreements among OppenheimerFunds, Inc. ("OFI") and BEA Associates ("BEA") for the respective series of the Registrant, the following form of investment subadvisory agreement for LifeSpan Balanced Portfolio and this schedule of omitted documents is filed in accordance with the requirements of Rule 8b-31 under the Investment Company Act of 1940.

                   1. Investment Subadvisory Agreement among OFI and BEA for LifeSpan Capital Appreciation Portfolio.

                   2. Investment Subadvisory Agreement among OFI and BEA for LifeSpan Diversified Income Portfolio.